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                                                                   Exhibit 21.0


                                 SUBSIDIARIES OF
                           VENTURI TECHNOLOGIES, INC.



                1.      T-CO Manufacturing, Inc.
                          a Utah corporation
                          d.b.a. T-CO Manufacturing, Inc.

                2.      Venturi Technologies, Inc.
                          a Texas corporation
                          d.b.a. Venturi Technologies, Inc.